Exhibit (a)(5)(i)

News Release

Epsilon Energy Ltd. Announces Issuer Tender Offer (Substantial Issuer Bid) for up to 2,000,000 of its Common Shares

        HOUSTON, Texas, May 19, 2020 (GLOBE NEWSWIRE)—Epsilon Energy Ltd., a company organized under the laws of Alberta, Canada (NASDAQ:EPSN) ("Epsilon" or the "Company"), announced today that it has commenced an Issuer Tender Offer or Substantial Issuer Bid (the "Offer") to purchase from the holders (the "Shareholders") of the common shares of the Company, no par value (the "Common Shares"), up to 2,000,000 Common Shares at a price of US$3.06 per share less any applicable withholding taxes and without interest. The Common Shares proposed to be purchased in the Offer represent approximately 7.7% of the Company's currently issued and outstanding Common Shares.

Background and Rationale for the Offer

        Since May 20, 2019, the Company has utilized a normal course issuer bid ("NCIB") to repurchase its Common Shares, when doing so has been accretive to management's estimates of intrinsic value per share. During that period, the Company has also strengthened its financial position through strong operating performance. With available cash in addition to free cash flow, the Company has used discretionary cash to fund repurchases of its securities. During the twelve months preceding the date of the Offer, the Company has purchased for cancellation an aggregate of 1,353,410 Common Shares under the NCIB.

        The previous NCIBs utilized by the Company have been inefficient with respect to the repurchase of its Common Shares in the open market due to the restrictive rules imposed on such process. The Company believes that the proposed Offer is more efficient, provides a substantially better liquidity option and provides a more effective means to return capital to its Shareholders. The Company believes that the recent trading level of its Common Shares reflects a price that is below management's estimates of intrinsic value per Common Share. Therefore, management has determined that an acceleration and expansion of Common Share repurchases beyond that permitted under the NCIB is in the best interests of the Company. The Company's board of directors, based on the recommendation of its independent special committee (the "Special Committee"), has authorized this Offer. Subject to the terms and conditions of the Offer, the Company may purchase up to 2,000,000 Common Shares for US$3.06 per Common Share. The Offer provides liquidity to those Shareholders that sell under the Offer while increasing the relative ownership of remaining Shareholders. The Company's board of directors, together with management, will continue to review various options for the allocation of capital including, but not limited to, development of the Company's assets and additional repurchases of the Company's securities (as permitted by applicable laws). Since Epsilon expects to fund the Offer fully from cash on hand and operations, the Company does not expect to use any borrowings from its existing facility.

Details of the Offer

        Pursuant to the Offer, the Company's Shareholders may tender all or a portion of their Common Shares. Shareholders will receive the purchase price in cash, subject to applicable withholding and without interest, and subject to the conditions of the Offer, including the provisions relating to proration and conditional tenders in the event that the number of Common Shares properly tendered and not properly withdrawn exceeds 2,000,000.

        The Common Shares are listed and posted for trading on NASDAQ Global Market under the symbol "EPSN". On May 14, 2020, the last full trading day prior to the announcement by the Company of its intent to commence an issuer tender offer before the end of May 2020, the closing price per Common Share on NASDAQ was US$2.80. On May 15, the NASDAQ closing price per share of the Company's Common Shares was US$2.95. As of May 15, 2020, there were 26,133,668 Common Shares issued and outstanding.

        The Company will fund any purchases of Common Shares pursuant to the Offer from available cash on hand. All Common Shares purchased by the Company under the Offer will be cancelled.

        The Offer is not conditional upon any minimum number of Common Shares being deposited, but is subject to various other conditions as detailed in the formal offer to purchase, issuer bid circular and the related letter of transmittal and notice of guaranteed delivery, containing the terms and conditions of the Offer and instructions for depositing the Common Shares (the "Offer Documents"). The Offer Documents are being mailed to registered Shareholders and filed with the applicable securities regulators and available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

        Sayer Energy Advisors ("Sayer") was engaged through Epsilon by the Special Committee as the independent valuator to prepare a formal valuation of the Common Shares in accordance with applicable Canadian securities laws (the "Valuation"). The Valuation contains Sayer's opinion that, based on the scope of its review and subject to the assumptions, qualifications and limitations provided therein, as of April 1, 2020, the fair market value of the Common Shares falls within the range of US$2.92 to US$3.64. A copy of the Valuation will be attached to the Offer Documents.

        The Offer will expire at 5:00 pm (Eastern Standard time) on June 30, 2020 (the "Expiration Date"), unless extended, varied or withdrawn by the Company. Deposits of Common Shares must be made prior to the expiration of the Offer and may be withdrawn at any time prior to the expiration of the Offer. Further details of the Offer, including instructions for depositing Common Shares, are included in the Offer Documents. Shareholders wishing to tender their Common Shares but who are unable to deliver them physically or by book-entry transfer prior to the expiration of the Offer, or who are unable to make delivery of all required documents to the Depositary prior to the expiration of the Offer, may tender their Common Shares by complying with the procedures set forth in the offer to purchase for tendering by notice of guaranteed delivery. Computershare Trust Company of Canada is acting as the Depositary for the Offer.

        None of Epsilon, its directors, Computershare Trust Company of Canada, or any of their respective affiliates, makes any recommendation to any Shareholders as to whether to deposit or refrain from depositing all or any portion of their Common Shares under the Offer. Shareholders must make their own decisions as to whether to deposit or refrain from depositing their Common Shares, and, if so, the amount of their Common Shares to deposit. Shareholders are strongly urged to review and evaluate carefully all information in the Offer Documents, to consult their own financial, tax and legal advisors, and to make their own decisions as to whether to deposit Common Shares in the Offer. Shareholders should carefully consider the income tax consequences of accepting the Offer and depositing Common Shares in the Offer.

About Epsilon

        Epsilon Energy Ltd. is a North American onshore natural gas production and midstream company with a current focus on the Marcellus Shale of Pennsylvania and the Anadarko Basin in Oklahoma.

        Epsilon's Common Shares trade on NASDAQ under the symbol EPSN. For more information, please visit the Company's website at www.epsilonenergyltd.com or contact:

  Michael Raleigh
  Chief Executive Officer
  281-670-0002
  Michael.Raleigh@EpsilonEnergyLTD.com

        Copies of financial data and other publicly filed documents are filed on SEDAR at www.sedar.com or on EDGAR at www.sec.gov/edgar.shtml under "Epsilon Energy Ltd." or on the Company's website.

Cautionary Note Regarding Forward-Looking Statements

        Certain statements in this news release may constitute forward-looking information or forward-looking statements within the meaning of applicable securities laws (collectively, "forward-looking statements"), which reflect the expectations of management regarding the future growth, results of operations, performance and business prospects and opportunities of the Company and its projects. These statements, which are based on certain assumptions and describe the Company's future plans, strategies and expectations, can generally be identified by the use of the words "plans," "expects," "does not expect," "is expected," "budget," "estimates," "forecasts," "intends," "anticipates," or "does not anticipate," "believes," "outlook," "objective," or "continue," or equivalents or variations, including negative variations, of such words and phrases, or state that certain actions, events or results, "may," "could," "would," "should," "might," or "will," be taken, occur or be achieved. Examples of such statements in this press release include, but are not limited, to statements with respect to the following:

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  the expiration of the Offer;

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  the terms and conditions of the Offer;

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  the aggregate amount of Common Shares to be purchased for cancellation under the Offer; and

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  the Company's objectives, plans, goals, strategies, future growth, results of operations, financial and operating performance and business prospects and opportunities.

        Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved. Please refer to the factors discussed under "Risk Factors" and "Forward-Looking Information" in the Company's periodic reports as filed with the Securities and Exchange Commission from time to time for a detailed discussion of the risks and uncertainties affecting the Company. These risks and uncertainties include, but are not limited to, potential risks and uncertainties relating to the ultimate geographic spread of the novel coronavirus (COVID-19), the severity of the disease, the duration of the COVID-19 outbreak, actions that may be taken by governmental authorities to contain the COVID-19 outbreak or to treat its impact, the potential negative impacts of COVID-19 on the global economy and financial markets and any resulting impact on the satisfaction of the conditions of the Offer such that the Company may not be required to purchase the Common Shares and/or may terminate the Offer. Although the forward-looking statements contained in this news release are based upon what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material. These forward-looking statements are made as of the date of this news release and, except as expressly required by applicable law, the Company assumes no obligation to update or revise them to reflect new events or circumstances.

Important Additional Information and Where to Find It

        This communication does not constitute an offer to buy or the solicitation of an offer to sell any securities. In connection with the proposed transaction, Epsilon is filing with the SEC a Tender Offer Statement under Section 13(e)(4) of the Securities Exchange Act of 1934, as amended (the "Tender Offer Statement"). This communication is not intended to be, and is not, a substitute for such filings or any other document that Epsilon may file with the SEC in connection with the Offer. Investors and security holders are urged to read the Tender Offer Statement and its exhibits regarding the proposed transaction, because it contains important information that you should consider before making any decision regarding the Offer. You may obtain a free copy of the Tender Offer Statement and its exhibits and other related documents filed by Epsilon with the SEC at the SEC's website at www.sec.gov or from Epsilon's website at www.epsilonenergyltd.com.

        For the avoidance of doubt, the above-mentioned Uniform Resource Locators ("URLs") given in respect of website addresses are inactive textual references only and it is not intended to incorporate the contents of any such web sites into this news release nor should the contents of such web sites be deemed to be incorporated into this news release.